EXHIBIT 15.1





Washington Trust Bancorp, Inc.
Westerly, Rhode Island


Ladies and Gentlemen:

Re: S-8 Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 17, 1998 and October 13, 1998 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                           Very truly yours,


                                                            KPMG LLP

Providence, Rhode Island
February 12, 1999